Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made this 6th day of August, 2007, between Deep Down. Inc., located at 15473 East Freeway, Channelview, Texas 77530 (the "Company") and Eugene L. Butler & Associates, located at 1039 Bayou Island Dr.; Houston, TX 77063, (the "Consultant").
ARTICLE I

TERMS AND DUTIES

1.1
The Consultant is hereby engaged for a period commencing on August 6, 2007 and ending May 31, 2010 (the "Initial Term"), and the Consultant hereby accepts the engagement by providing the services of Eugene L. Butler ("Butler") as Chief Financial Officer. The Initial Term shall be automatically renewed for up to two successive consecutive one (1) year periods (each, a ''Renewal Term" and the Initial Term and Renewal Term are collectively referred to as the "consulting period") thereafter unless either party sends notice to the other party, not more than 270 days and not less than 90 days before the end of the then-existing consulting period, of such party's desire to terminate the Agreement at the end of the then- existing term, in which case this Agreement will terminate at the end of the then-existing term. Consulting services will be provided at the Company address or at such other places as may be directed by the Company. The Consultant agrees that time is to be scheduled by the Company and to devote reasonable productive time, ability and attention to the business of the Company during the term of this Agreement, subject to the direction and supervision of the Company.

ARTICLE II

COMPENSATION

2.1
As compensation for services rendered under this Agreement, the Consultant shall be entitled to receive a base consulting fee of One Hundred Eighty Thousand and NO/100 DOLLARS ($180,000.00) per annum payable twice monthly plus an amount equal to Federal and State payroll withholdings customarily withheld for an employee earning this compensation, including but not limited to FICA and Medicare. The consulting fee may be increased annually at the discretion of the Board of Directors. The Consultant is also entitled to annual bonuses as determined by the Board of Directors. The Consultant shall provide such reasonable business hours as the Company shall dictate, but at least forty hours per week.

2.2
Butler shall be eligible to participate in any and all benefits as are available from time to time to key executive officers, directors and employees (and their families) of the Company, including all health, medical, dental, and life insurance benefits. The Company shall pay 100 % of all premiums with respect to such plans for Butler. Butler may, at his option, elect to be reimbursed for medical insurance premiums incurred for medical insurance not provided through the Company. Butler will be entitled to four weeks paid vacation. Butler will also be entitled to $1,000 per month as an expense allowance to pay for the cost of a vehicle, insurance, gasoline, maintenance, repairs and other unanticipated costs.

2.3
The Employment Agreement dated May 31, 2007 is hereby terminated and replaced by this Consulting Agreement. Notwithstanding the foregoing, the 3,000,000 options granted pursuant to the Employment Agreement remain as validly existing options.

ARTICLE III

TERMINATION

3.1
If the Consultant willfully breaches or habitually neglects the duties which he is required to perform under the terms of the Agreement, the Company may at its option terminate this Agreement by giving written notice of termination to the Consultant.

3.2
Willfully breaches is defined as misappropriation of Company' s assets, being intoxicated or under the influence of drugs or alcohol while on the job. being convicted of a felony, or not willingly coming to work.

ARTICLE IV

NON-COMPETITION BY CONSULTANT

4.1
Consultant agrees that this covenant is a separate contract in and of itself. In the event that any of the prior clauses of this contract should fail, this separate contract shall be binding upon the parties. Consultant covenants and agrees that during his consultancy with Company and upon termination of their engagement, whether by termination of this Agreement, by wrongful discharge. or otherwise, Consultant shall not directly or indirectly, within Texas, enter into or engage generally in direct competition with the Company's business, as a Consultant in any business providing identical services as Company or own a business which provides identical services as Company either individually or as a Consultant, officer, director, independent contractor, or shareholder or otherwise, during the term of this Agreement or for three (3) months after termination. This covenant on the part of Consultant shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Consultant against Company. whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of this section. Company shall be entitled to such extra remedies as injunctions, stays or restraining orders to enforce its rights hereunder.

4.2
The Consultant will not solicit or divert or attempt to solicit or divert, any business, patronage, or clients of the Company from the Company to himself or a competitor or rival of Company for three (3) months from the date of Consultant's withdrawal or termination from the Company.

4.3
During the term of this Agreement, the Consultant will not communicate or divulge to or for the benefit of any competitor or rival of the Company, any of the trade secrets or processes of the Company including client list or pricing information, and used by the Company. Notwithstanding the foregoing, upon termination of this Agreement and the Non-Compete period, Consultant shall not be prohibited from contacting any prospective client or determine appropriate pricing for any products and/or services on behalf of any new Company.

4.4
The Consultant states that he has read this Agreement in full and understands the terms and language in Article IV. The Consultant has had outside counsel of his choosing review the Covenant of Noncompete and counsel has explained all terms and conditions to him. The Consultant swears that he is not under any duress or coercion to enter this Covenant of Noncompete, but is doing it of his own free will in order to gain the experience, specialized training and especially the extra compensation offered by Company.

4.5
Confidentiality of this business is very important as the nature of the business is securing the customers confidence. Therefore, Consultant may not directly or indirectly make known to any person, firm or corporation the names, addresses or any information pertaining to or regarding any customer of the Company during or after termination of employment through the end of the Non-Compete period.

ARTICLE V

GENERAL PROVISIONS

5.1
Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the address appearing in the introductory paragraph of this Agreement, but each party may change her address by written notice in accordance with the paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

5.2
This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the employment of the Consultant by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any changes or amendments must be in writing, signed by all the parties, or they are null and void.

5.3	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and enforceable in Houston. Texas.

5.4	Where context and circumstances require, the gender of all words used in this contract shall include the masculine, feminine and neuter.

EXECUTED in Harris County, Texas on the day and year first above written.

COMPANY: DEEP DOWN, INC. By: /s/ Ronald E. Smith Name: Ronald E. Smith Title: President & CEO CONSULTANT: EUGENE L. BUTLER & ASSOCIATES /s/ Eugene L. Butler Name: Eugene L. Butler Title: President